Exhibit 10.1.9

November 2, 2007

Dear___________:

This letter regards your Nonqualified Stock Option Agreement dated August 5, 2003 (the "Agreement") issued to you pursuant to the Great Plains Energy Incorporated Long-Term Incentive Plan (the "Plan").

Generally, the Agreement provides you with certain dividend equivalents which accrue quarterly (in a notional account) and then are to be paid to you (in proportion to the portion of the Option you are exercising) at the time you exercise the Option.  (No payment would be made under the Agreement if you were exercising the Option at a time when the Option's exercise price exceeded the current market value of the underlying stock.)

Unfortunately, due to certain recent changes in the tax laws, this dividend payment arrangement can no longer continue without causing you to incur significant tax penalties.  Additional information about these new tax laws is provided in the attached Q&A.

Accordingly, we are writing to provide you an opportunity to avoid the imposition of tax penalties by electing to receive your dividend equivalents after the Options have expired.

By signing and returning this letter agreement to us no later than December 28, 2007, you will amend the current dividend equivalent payment arrangement such that dividend equivalents will continue to accrue and potentially be paid to you as follows:

•
Dividend equivalent payments will continue to be credited to your notional account based on the number of shares underlying each unexercised portion of the Option covered by the Agreement. Once an Option (or portion thereof) is exercised and you own the stock, no additional dividend equivalent will accrue with respect to those shares.

•
In the event of a Change in Control of Great Plains Energy (assuming such Change in Control constitutes a change in control payment event under Section 409A of the Internal Revenue Code) prior to July 1st of the first tax year following the year the Option would have originally expired, you will be paid, in a lump-sum, an amount equal to the balance in your notional dividend equivalent account, regardless of whether you have exercised your Options.

•
On the earlier of (1) the first anniversary of your separation from service with the company or (2) July 1st of the year containing the 11th anniversary of the Option's date of grant (i.e., the year after the Option's 10-year term will have expired), you will be paid, in a lump-sum, an amount equal to the balance in your notional dividend equivalent account.

•	No interest will accrue on amounts credited to the notional account.

Transition relief provided by the Internal Revenue Service allows you the opportunity to change the dividend equivalent payment feature.  We strongly encourage and recommend that you take advantage of the modification election.  If you do not elect to change when dividends equivalents may be paid, the current income deferral element associated with the Options subject to the Agreement will be immediately recognized as taxable income and an additional 20% income tax will be imposed by the federal government (in addition to the ordinary tax rates).

If you wish to make this change to the payment of the dividends under your Agreement, to that which is described above, please sign and date below, and return this entire letter to the Corporate Secretary’s Office.  You must respond by December 28, 2007, if you intend to make this change.

If you have any questions about this letter and its contents, please contact me.

Sincerely,

Barbara B. Curry
Senior Vice President-Corporate
Services and Corporate Secretary
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I hereby elect to postpone payment of any dividend equivalent payment provided in my Agreement until (1) a Change of Control of the company (assuming such Change in Control constitutes a change in control payment event under Section 409A of the Internal Revenue Code) or (2) the earlier of (a) the first anniversary of my separation from service with the company or (b) July 1st of the year containing the 11th anniversary of the Option's date of grant.

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Signed                                                                                                Date

Questions and Answers Relating to Dividend Equivalent Payments Paid on Stock Options.

•	What change in the law occurred which is necessitating this change?

In 2004, Congress added Section 409A to the Internal Revenue Code (the "Code"), which changes the treatment of nonqualified deferred compensation plans.  Code Section 409A defines nonqualified deferred compensation generally as any arrangement that establishes a legally binding right to compensation in a future tax year.

Section 409A substantially restricts the right of employers and employees to change the terms of nonqualified deferred compensation arrangements, especially changes to (i) the time or event at which benefits are paid; and (ii) the form in which benefits are paid (such as lump sum or installment payments).

Plans may be amended to avoid violations of Code Section 409A, subject to certain limitations.

Stock options generally are considered nonqualified deferred compensation.  However, guidance issued by the Internal Revenue Service provides an exemption from Code Section 409A for stock options that meet certain requirements.  A stock option that does not meet these requirements must comply with Code Section 409A to avoid penalty taxes.

Among other requirements, the exercise price of an exempt stock option must equal or exceed the fair market value of the underlying stock at the time of grant.  The dividend equivalent rights granted to you are considered by the Internal Revenue Service as an offset to the exercise price, (thus causing you to be deemed to have a "discounted" stock option) which would subject your stock option to Code Section 409A.  However, we can correct this by allowing you to receive the dividend amounts independent of exercising the stock option.

•	What happens if I elect not to change how dividends are paid?

If you do not change how your dividends are paid, your stock option will be subject to Code Section 409A.  However, the Agreement would violate Code Section 409A(a)(2)(A) because it allows you to exercise your stock option over a term that extends over multiple years.  As a result, the compensation you could receive from your stock option will be subject to a 20% penalty tax, in addition to normal tax rates upon compensation.  Depending upon the year you are deemed to have received this compensation, interest penalties can apply as well.